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Stock Option Exchange Program

Stock Option Election for John Smith

Instructions: In order to participate in the offer, you will need to (1) indicate your election(s) by selecting the "Yes" or "No" checkbox next to your eligible options, (2) read and agree to the Stock Option Election Agreement referenced below and (3) submit your election by clicking on the "Submit" button below.

Grant Date	Type	Options	Price	Yes	No	Election	New Options
05/23/2000	ISO	2,000	$43.75	☐	☐	Yes	800
05/23/2000	ISO	2,000	$43.75	☐	☐	Yes	800
11/13/2000	NQ	500	$54.88	☐	☐	No	0

By clicking the Submit button below, you acknowledge that you agree to be bound by the Stock Option Election Agreement

Submit

Note: If you have two grants on the same date, they must be marked the same way (both Yes or both No).

If the space to the left says "**No Documents Found**", it may be because:
1. You have not been granted qualifying stock options ($40 or greater exercise price).
2. You are not otherwise eligible to participate in the Option Exchange Program.

If you have any questions, email us at OptionExchange@Veeco.com.

You may return to this Stock Option Election page to make changes to your election at any time prior to 12:00 Midnight New York City Time on January 20, 2004 (or a later date if the Company extends the offer). If you are changing a previous election, you will need to update your selection of eligible options above and fill out all other required information prior to selecting the "Submit" button. Your new Stock Option Election will supersede any previously submitted Stock Option Elections which will be considered replaced in full by the new Stock Option Election. You will be bound by your last properly submitted Stock Option Election received by 12:00 Midnight New York City Time on January 20, 2004 (or a later date if the Company extends the offer).

This election and your participation in the exchange program are subject to the terms and conditions described in the Offer to Exchange.